EXHIBIT 10.4

                              AMENDED AND RESTATED
                   BUSINESS ADVISORY AND CONSULTING AGREEMENT

         AMENDED AND RESTATED BUSINESS AND ADVISORY CONSULTING AGREEMENT (the "Agreement") dated as of the 17TH day of August 2004, between DYNECO CORPORATION, with offices at 564 International Place, Rockledge, FL 32955 ("DynEco") and MBN CONSULTING, LLC, with offices at 3151 Clint Moore Road, #204, Boca Raton, FL 33496 ("Consultant").

                                R E C I T A L S:

         A. DynEco is engaged in the development, manufacture (through others) and sale of high efficiency compressors and pumps (the "Business");

         B. DynEco and Consultant are parties to a consulting agreement dated November 10, 2003 (the "Original Agreement"); and

         C. DynEco and Consultant desire to terminate the Original Agreement and enter into this Amended and Restated Business and Advisory Consulting Agreement upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the terms and the mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

         1. Termination of Original Agreement. The Original Agreement is hereby terminated and shall cease to be of any further force or effect. However, the parties acknowledge that Consultant and DynEco have complied with their respective obligations under the Original Agreement, that neither party is in breach of their respective obligations thereunder and that the 2,000,000 shares of DynEco's common stock issued to Consultant in accordance with the Original Agreement were issued in consideration of the following services provided to DynEco by MBN: (a) advising DynEco in connection with restructuring its board of directors; (b) providing advice and consultation prior to and in connection with DynEco's relationship with Parker-Hannifin Corporation, including the May 2003 License Agreement; (c) serving as liaison to DynEco's shareholders and providing investor relations services; (d) serving as DynEco's liaison to its financial and legal advisers; (e) providing administrative support and services to relieve DynEco's Chief Executive Officer of those responsibilities so that he could attend to his designated duties; and (f) providing advice and consultation with respect to new business development.

         2. Term. Subject to the terms and conditions set forth herein, this Agreement shall commence on the date hereof (the "Effective Date") and expire on November 10, 2006 (the date on which this Agreement shall expire is hereinafter referred to as the "Expiration Date").

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         3. Services, Availability of Consultant. DynEco hereby engages
Consultant to provide the services herein described (the "Services") and to faithfully perform all the obligations set forth herein. Consultant hereby agrees to make available the services of Steven Sanders, its managing member, to render the Services required of Consultant hereunder. Consultant shall devote such time as is reasonably necessary in order to perform its duties under this Agreement.

         4. Duties. During the term of this Agreement, the Services to be provided by Consultant shall consist of:

                  (a) advising DynEco with respect to the implementation of short and long range strategic planning to fully develop and enhance DynEco's assets, resources, products and services;

                  (b) serving as liaison between DynEco and its shareholders; and providing such investor relations services as may reasonably be requested by DynEco;

                  (c) identifying and providing advice and consultation in the areas of strategic alliances and business combinations, including mergers and acquisitions; and preparation for and attendance at meetings and conferences relating thereto;

                  (d) arranging meetings between representatives of DynEco and members of the investment community at which presentations concerning DynEco and its business operations may be discussed;

                  (e) preparing such documents and information as may reasonably be requested by DynEco for use in connection with (c) and (d), above;

                  (f) advising DynEco with respect to marketing of products and new product development;

                  (g) providing sponsoring and exposure in connection with the dissemination of corporate information about DynEco to the investment community, provided that Consultant shall not disseminate press releases or other information about DynEco without DynEco's prior written consent;

                  (h) providing advice and consultation relating to internal business operations including (i) advice regarding the formation of corporate goals and their implementation, advice regarding the financial structure of DynEco and its divisions or subsidiaries, (iii) advice regarding the securing of debt and/or equity financing and (iv) advice regarding corporate organization and personnel;

                  (i) advising DynEco with respect to relationships with existing and potential market makers, broker-dealers, underwriters and investors;

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                  (j) serving as liaison between DynEco and its legal and
accounting advisors; and

                  (k) providing such other services as may be mutually agreed upon by DynEco and Consultant (the "Services").

         5. Compensation. Except as otherwise set forth herein, in consideration of the Services, Consultant shall be compensated at the rate of $3,000 per month commencing at such time as DynEco has received gross proceeds of at least $1,000,000 in combined equity and debt financing. Nothing in the foregoing shall preclude DynEco and Consultant from entering into further agreements and understandings with respect to compensation to be paid to Consultant for services rendered in connection with individual projects that may be agreed upon between DynEco and Consultant from time to time following the date hereof.

         6. Return of Documents. On termination of this Agreement or at any time upon the request of DynEco, Consultant shall return to DynEco all documents, including all copies thereof, and all other property relating to the Business of DynEco and/or its affiliates, including without limitation, Confidential Information (as hereinafter defined), in its possession or control, no matter from whom or in what manner they may have acquired such property.

         7. Confidentiality.

                  (a) In connection with the transactions contemplated by this Agreement, Consultant may gain access to Confidential Information (as hereinafter defined) of DynEco and/or its affiliates. Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which DynEco or its affiliate states to be Confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to Consultant.

                  (b) Consultant acknowledges and understands that (i) Confidential Information provides DynEco and its affiliates with a competitive advantage (or that could be used to the disadvantage of DynEco and its affiliates by a competitor), (ii) DynEco and its affiliates have a continuing interest in maintaining the confidentiality of Confidential Information and
(iii) DynEco and its affiliates have a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information. Moreover, Consultant acknowledges that customers of DynEco and/or its affiliates entrust DynEco and its affiliates with responsibility for acquiring knowledge relating to aspects of their customers' businesses, with the expectation that DynEco and its affiliates will hold all such knowledge, including in some cases the fact that they are doing business with DynEco and its affiliates, and the

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specific transactions in which they are engaged, in the strictest confidence
("Customer Confidences").

                  (c) For purposes hereof, "Confidential Information" includes, but is not limited to information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, Customer Confidences, employees, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of DynEco and/or its affiliates.

                  (d) Consultant agrees to keep Confidential Information confidential and, except as authorized by DynEco or its affiliate, in writing, Consultant shall not, directly or indirectly, use Confidential Information for any reason except to perform its obligations under this Agreement. Consultant acknowledges that Confidential Information includes material non-public information about DynEco and its Business, and Consultant covenants and agrees that it will not, directly or indirectly, buy, sell or otherwise engage in transactions in DynEco's securities while it is in possession of material non-public information. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to Consultant.

                  (e) Consultant shall restrict disclosure of Confidential Information to its own employees with a "need to know" (i.e., employees that require the Confidential Information to perform their responsibilities in connection with this Agreement) and not disclose it to any other person or entity without the prior written consent of DynEco or its affiliate. Consultant shall use Confidential Information only for purposes of performing under this Agreement, and shall advise those employees who access the Confidential Information of their obligations with respect thereto. Further, Consultant shall copy Confidential Information only as necessary, and ensure that all confidentiality notices are reproduced in full on such copies.

                  (f) The restrictions in subsection (d) of this Section shall not apply to any Confidential Information if Consultant can demonstrate that the Confidential Information: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously known by Consultant without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Consultant without the use of the Confidential Information; (v) is approved for release by written authorization of DynEco; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that Consultant notifies DynEco of the order or request ten days prior to disclosure and permits DynEco and/or its affiliate to seek an appropriate protective order.

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         8. Assignment of Inventions.

                  (a) If at any time or times prior to, during the term of this Agreement or during the two-year period following the termination of this Agreement (either alone or with others) Consultant makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection (each, an "Invention") that (i) relates to the Business of DynEco or any of its affiliates or any customer of or supplier to DynEco or any of its affiliates or any of the products or services being developed, manufactured or sold by DynEco or any of its affiliates or which may be used in relation therewith; or (ii) results from tasks assigned to Consultant by the DynEco or any of its affiliates; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by DynEco or any of its affiliates, then all such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of DynEco or its affiliates, as the case may be, and their respective assigns, as works made for hire. Consultant hereby agrees that it shall promptly disclose to DynEco (or any persons designated by it) each such Invention. Consultant hereby assigns all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Inventions and all benefits and/or rights resulting therefore to DynEco and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to DynEco.

                  (b) Consultant hereby agrees to, during the term of this Agreement and at any time thereafter, at the request and cost of DynEco, promptly sign, execute, make and do all such deeds, documents, acts and things as DynEco and its duly authorized officers may reasonably require: (i) to apply for, obtain, register and vest in the name of DynEco or its affiliates, alone (unless DynEco otherwise directs), patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to an Invention and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings, petitions or applications for revocation of any such patent, copyright, trademark or other analogous protection.

                  (c) If DynEco or its affiliates are unable, after reasonable effort, to secure Consultant's signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of Consultant's physical or mental incapacity or by any other reason whatsoever, Consultant hereby irrevocably designates and appoints DynEco and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the

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prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Consultant.

         9. Several Covenants. Consultant undertakes that during the term of this Agreement and for a period of 24 months thereafter it will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following:

                  (a) hire, or attempt to hire for employment, any person who is or was an employee of DynEco or any of its affiliates within the twelve month period prior to the date of termination of this Agreement, or attempt to influence any such person to terminate its employment by DynEco or any such affiliate; or

                  (b) in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between DynEco and its affiliates, on the one hand, and any of their respective employees, on the other hand, or disparage the business or reputation of DynEco or its affiliates to any such persons.

                  (c) solicit, service or accept any actual or prospective accounts, clients or customers from DynEco or its affiliates who were such at any time during the term of this Agreement;

                  (d) influence or attempt, directly or indirectly to influence any of the accounts, customers or clients referred to in Subsection 9(c) to transfer their business or patronage from DynEco or any of its affiliates to any other person or company engaged in a similar business;

                  (e) assist any person or company soliciting, servicing or accepting any of the accounts, customers or clients referred to in Subsection 9(c); or

                  (f) in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between DynEco or any of its affiliates, on the one hand, and any of the customers or clients referred to in Subsection 9(c), on the other hand, or any other person, or disparage the business or reputation of DynEco or any of its affiliates to any such person.

         10. Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any of the covenants and undertakings of Consultant under Sections 7, 8 and 9 herein too lengthy, the other provisions of those Sections 7, 8 and 9 shall nevertheless stand, the period of restriction shall be deemed to be the longest period permissible by law under the circumstances. The court in each case shall reduce the period of restriction to permissible duration.

         11. Remedies. Without intending to limit the remedies available to DynEco and its affiliates, Consultant agrees that a breach of any of the covenants contained in

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Sections 7, 8 and/or 9 may result in material and irreparable injury to DynEco or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, DynEco and its affiliates shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Consultant from engaging in activities prohibited by Sections 7, 8 and/or 9 or such other relief as may be required specifically to enforce any of the covenants in such sections. Such injunctive relief in any court shall be available to DynEco and its affiliates in lieu of, or prior to or pending determination in, any other proceeding.

         12. Representations and Covenants of Consultant.

                  (a) Consultant hereby represents and warrants to DynEco that
(i) Consultant has the full, complete and entire right and authority to enter into this Agreement, (ii) the execution of this Agreement by Consultant and the performance of Consultant's Services hereunder will not violate, or be a breach of, any agreement, law or commitment or responsibility of any kind with a former employer, client, or any other person or entity (whether government-owned or otherwise), (iii) Consultant will not use in the performance of his responsibilities under this Agreement any confidential or proprietary information or trade secrets of any other person or entity, (iv) Consultant has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement, and (v) Consultant will promptly advise the DynEco of any potential conflict of interest that may arise during his service as a consultant to DynEco, and will withdraw from any activity upon request when DynEco, in its sole discretion, deems such withdrawal necessary or desirable to avoid any potential conflict of interest.

                  (b) Consultant has and will continue to truthfully disclose to DynEco the following matters, whether occurring at any time preceding the date of this Agreement or at any time during the term of this Agreement: (i) any criminal complaint, indictment or criminal proceeding in which Consultant or any of its managers or members is named as a defendant; (ii) any allegation, investigation, or proceeding, whether administrative, civil or criminal, against Consultant or nay of its managers or members by any licensing authority or industry association; and (iii) any allegation, investigation or proceeding, whether administrative, civil, or criminal, against Consultant or any of its managers or members for violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the Business of DynEco.

         13. Termination. Either party may terminate this Agreement in the event that the other party defaults fails to perform any of its material obligations under this Agreement, or defaults in any of its material obligations under this Agreement, and such failure or default continues uncured for a period of thirty
(30) days following written notice from the non-defaulting party; provided, however, that DynEco may terminate this Agreement immediately upon notice to Consultant in the event that Consultant defaults under any of its obligations under Section 7,8 and 9 of this Agreement.

         14. Notices. Unless otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be

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deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid at the following addresses, and/or to such other addresses and/or persons which either party may designate by like notice:

                  (a) if to Consultant, to:

                      3151 Clint Moore Road, Suite 204
                      Boca Raton, FL 33496
                      Attn:  Steven Sanders, Managing Member

                  (b) if to DynEco, to:

                      564 International Place
                      Rockledge, FL 32955
                      Attn:  Thomas C. Edwards, CEO

         15. Independent Contractor. The relationship of Consultant to DynEco shall be that of an independent contractor. Nothing herein shall create an employment relationship between the parties, or a joint venture. Each party shall pay the taxes attributable to it, including those, if any, arising by reason of execution of this Agreement. Neither party shall be responsible for the taxes of the other. Subject to the terms and conditions of this Agreement, neither party shall operate under the direct or indirect supervision of the other. Moreover, neither party shall attempt, or have the right, to bind the other party to any agreement, understanding or contract with any third party. The compensation, benefits, taxes, insurance and all other aspects of the relationship between Consultant and its employees and/or agents shall be the sole responsibility of Consultant, and DynEco shall have no responsibility therefore.

         16. Additional Provisions.

                  (a) This Agreement shall inure to the benefit of, and be binding upon, DynEco and Consultant and their respective successors and assigns. Consultant shall not assign or delegate the performance of any of its rights and/or obligations under this Agreement without the prior written consent of DynEco and any attempted assignment in violation of this Agreement shall be null and void.

                  (b) This Agreement constitutes the entire Agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the parties hereto.

                  (c) No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

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                  (d) If any provision of this Agreement is invalid or
unenforceable in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but the foregoing shall not render invalid or unenforceable in such jurisdiction the remainder of this Agreement or the remainder of such provision or affect the validity or unenforceability of any provision of this Agreement in any other jurisdiction.

                  (e) This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law. In the event of any dispute with respect to the meaning of this Agreement or the rights or obligations of the parties hereto, all of such disputes shall be exclusively resolved in the United States District Court for the Southern or Middle District of Florida or, if such Court does not have subject matter jurisdiction thereof, in any court of general jurisdiction in Palm Beach or Brevard County, State of Florida. Each of the parties waives any right to object to the jurisdiction, the venue of either of such Courts, or to claim either Court is an inconvenient forum.

                  (f) Consultant acknowledges that prior to the execution of this Agreement it had full opportunity to consult with its own independent attorneys and advisors as deemed appropriate and Consultant fully understands the nature and scope of its rights and obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.


                                        DYNECO CORPORATION


                                        By: /s/ Thomas C. Edwards
                                            ---------------------
                                        Name:  Thomas C. Edwards, Ph.D.
                                        Title:  President and CEO


                                        MBN CONSULTING, LLC


                                        By: /s/ Steven Sanders
                                            ------------------
                                        Name:  Steven Sanders
                                        Title:  Managing Member

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